--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 5                                                WASHINGTON, D.C. 20549
--------
/ / Check box if no longer               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16.
    Form 4 or 5 obli-          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    gations may continue.        Section 17(a) of the Public Utility Holding Company Act of 1935 or
    See Instruction 1(b).                Section 30(f) of the Investment Company Act of 1940
/ / Form 3 Holdings Reported
/X/ Form 4 Transactions Reported
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
                                                  Planet Zanett Inc., ZANE                          Director        X  10% Owner
                                                                                               ----               ----
-------------------------------------------------------------------------------------------        Officer (give      Other (specify
   (Last)       (First)      (Middle)       3. IRS Identification      4. Statement for        ----         title ----       below)
                                               Number of Reporting        Month/Year                        below)
Guazzoni        Bruno                          Person, if an Entity       2001
                                               (Voluntary)                                     --------------------------
-------------------------------------------                            -------------------------------------------------------------
                (Street)                                               5. If Amendment,       7. Individual or Joint/Group Filing
                                                                          Date of Original             (Check applicable line)
 135 East 57th Street, 15th Floor                                          (Month/Year)         X Form filed by one Reporting Person
-------------------------------------------                                                    ---
   (City)       (State)         (Zip)                                                             Form filed by more than one
                                                                                                  Reporting Person
 New York,      New York        10022                                                          ---
------------------------------------------------------------------------------------------------------------------------------------
TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             2. Trans-  3. Transac-   4. Securities Acquired (A) or  5. Amount of    6. Owner-     7. Nature of
   (Instr. 3)                       action     tion          Disposed of (D)                Securities      ship          Indirect
                                    Date       Code          (Instr. 3, 4 and 5)            Beneficially    Form:         Beneficial
                                               (Instr. 8)                                   Owned at        Direct        Ownership
                                   (Month/                                                  End of          (D) or        (Instr. 4)
                                    Day/                  ------------------------------    Issuer's        Indirect
                                    Year)                    Amount    (A) or    Price      Fiscal Year     (I)
                                                                       (D)                  (Instr. 3       (Instr. 4)
                                                                                            and 4)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      1/2/01          P           1,500      A         3.38       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      1/3/01          P           1,300      A         3.56       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      1/4/01          P             500      A         3.69       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      1/5/01          P           2,122      A         3.75       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      1/8/01          P           2,100      A         4.00       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      1/9/01          P           1,300      A         3.69       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     1/10/01          P           1,950      A         3.88       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             2. Trans-  3. Transac-   4. Securities Acquired (A) or  5. Amount of    6. Owner-     7. Nature of
   (Instr. 3)                       action     tion          Disposed of (D)                Securities      ship          Indirect
                                    Date       Code          (Instr. 3, 4 and 5)            Beneficially    Form:         Beneficial
                                               (Instr. 8)                                   Owned at        Direct        Ownership
                                   (Month/                                                  End of          (D) or        (Instr. 4)
                                    Day/                  ------------------------------    Issuer's        Indirect
                                    Year)                    Amount    (A) or    Price      Fiscal Year     (I)
                                                                       (D)                  (Instr. 3       (Instr. 4)
                                                                                            and 4)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     1/12/01          P           2,000      A         4.00       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     1/18/01          P             500      A         3.88       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     1/19/01          P           2,500      A         3.69       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     1/22/01          P           2,000      A         3.25       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     1/23/01          P             200      A         3.25       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      2/7/01          P             200      A         3.00       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      2/9/01          P           2,000      A         3.00       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     2/13/01          P           2,500      A         3.00       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     2/14/01          P             600      A         3.07       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     2/15/01          P           1,000      A         3.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     2/16/01          P           1,400      A         3.00       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     2/20/01          P             400      A         3.00       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     2/21/01          P             500      A         3.00       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     2/22/01          P           2,100      A         2.91       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     2/23/01          P           2,600      A         2.79       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     2/27/01          P             700      A         2.75       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     2/28/01          P           2,200      A         2.66       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/1/01          P             100      A         2.44       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/2/01          P           1,500      A         2.52       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/5/01          P           1,000      A         2.48       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/6/01          P             800      A         2.49       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/7/01          P           3,800      A         2.48       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/8/01          P           1,500      A         2.48       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      3/9/01          P           2,100      A         2.45       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     3/13/01          P           1,100      A         2.45       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     3/16/01          P             900      A         2.41       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     3/19/01          P             500      A         2.49       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     3/22/01          P             325      A         2.53       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     3/26/01          P           5,500      A         2.34       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     3/27/01          P           2,000      A         2.42       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     3/30/01          P           4,000      A         2.29       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      4/2/01          P           3,000      A         1.96       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             2. Trans-  3. Transac-   4. Securities Acquired (A) or  5. Amount of    6. Owner-     7. Nature of
   (Instr. 3)                       action     tion          Disposed of (D)                Securities      ship          Indirect
                                    Date       Code          (Instr. 3, 4 and 5)            Beneficially    Form:         Beneficial
                                               (Instr. 8)                                   Owned at        Direct        Ownership
                                   (Month/                                                  End of          (D) or        (Instr. 4)
                                    Day/                  ------------------------------    Issuer's        Indirect
                                    Year)                    Amount    (A) or    Price      Fiscal Year     (I)
                                                                       (D)                  (Instr. 3       (Instr. 4)
                                                                                            and 4)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      4/3/01          P           4,300      A         2.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      4/4/01          P             441      A         2.09       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      4/5/01          P           1,100      A         2.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      4/6/01          P             500      A         2.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      4/9/01          P           2,000      A         2.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     4/10/01          P             500      A         2.08       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     4/16/01          P           2,400      A         2.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     4/24/01          P             883      A         2.05       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      5/2/01          P             383      A         2.10       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      5/2/01          P             383      A         2.10       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      5/9/01          P           1,333      A         2.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/29/01          P           2,890      A         2.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     5/30/01          P             900      A         2.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      6/7/01          P             466      A         4.08       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     6/11/01          P           2,500      A         2.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     6/13/01          P           1,400      A         2.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     6/18/01          P           5,000      A         2.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     6/26/01          P             850      A         2.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     6/28/01          P           1,000      A         2.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     6/29/01          P             500      A         2.08       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     7/20/01          P           2,300      A         2.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     7/25/01          P             500      A         2.08       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     8/13/01          P           1,800      A         2.04       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     8/31/01          P          15,038      A         2.00       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                      9/5/01          P           1,200      A         2.00       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     9/10/01          P           6,900      A         2.00       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     9/18/01          P           1,800      A         2.15       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     9/24/01          P           5,100      A         2.14       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     9/26/01          P           4,800      A         2.12       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     9/28/01          P           3,500      A         2.12       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     10/1/01          P           8,000      A         2.12       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                     10/5/01          P           1,700      A         2.02       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             2. Trans-  3. Transac-   4. Securities Acquired (A) or  5. Amount of    6. Owner-     7. Nature of
   (Instr. 3)                       action     tion          Disposed of (D)                Securities      ship          Indirect
                                    Date       Code          (Instr. 3, 4 and 5)            Beneficially    Form:         Beneficial
                                               (Instr. 8)                                   Owned at        Direct        Ownership
                                   (Month/                                                  End of          (D) or        (Instr. 4)
                                    Day/                  ------------------------------    Issuer's        Indirect
                                    Year)                    Amount    (A) or    Price      Fiscal Year     (I)
                                                                       (D)                  (Instr. 3       (Instr. 4)
                                                                                            and 4)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                    10/29/01          P           5,883      A         2.02       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                    11/21/01          P           3,443      A         2.02       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                    11/21/01          J(1)      269,443      A         (1)        6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                    11/21/01          J(1)      548,050      A         (1)        6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                    11/26/01          P           2,000      A         2.30       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                    11/29/01          P           1,700      A         2.02       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                    11/30/01          P           2,200      A         2.28       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                    12/11/01          P           1,800      A         2.41       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                    12/17/01          P             500      A         2.37       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                    12/18/01          P           1,700      A         2.13       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                    12/20/01          P             500      A         2.15       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                    12/21/01          P             500      A         2.15       6,330,103      D
--------------------------------------------------------------------------------------------------------------------------------



*    If the form is filed by more than one Reporting Person, See Instruction
     4(b)(v).

(1) Seven (7) Class A units of Holdings Investments, LLC, beneficially owned by Bruno Guazzoni were exchanged for 269,443 shares of Common Stock of Planet Zanett Inc., beneficially owned by Holdings Investments, LLC (the "Redemption"). In addition, Mr. Guazzoni purchased 548,050 shares of Common Stock of Planet Zanett Inc. from Holdings Investments, LLC for $550,000 in cash (the "Purchase"). The Purchase and the Redemption were effected pursuant to a Redemption and Stock Purchase Agreement by and between Holdings Investments, LLC and Mr. Guazzoni.


FORM 5 (CONTINUED)

                          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Trans-     5. Number of             6. Date Exer-
   (Instr. 3)                          sion of      action      action        Derivative               cisable and
                                       Exercise     Date        Code          Securities Ac-           Expiration
                                       Price of    (Month/      (Instr. 8)    quired (A) or            Date
                                       Deriv-       Day/                      Disposed of              (Month/Day/
                                       ative        Year)                     (D)                      Year)
                                       Security                               (Instr. 3, 4, and 5)

                                                                                                    --------------------

                                                                                                     Date      Expir-
                                                                            ----------------------   Exer-     ation
                                                                                                     cisable   Date
                                                                               (A)        (D)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Na-
   lying Securities                    of         of Deriv-      ship           ture of
   (Instr. 3 and 4)                    Deriv-     ative          of             Indirect
                                       ative      Secur-         Deriv-         Bene-
                                       Secur-     ities          ative          ficial
                                       ity        Bene-          Secur-         Owner-
                                       (Instr.    ficially       ity:           ship
                                       5)         Owned          Direct         (Instr. 4)
------------------------------------              at End         (D)
                                                  of Year        or In-
                     Amount or                    (Instr. 4)     direct
       Title         Number of                                   (I)
                     Shares                                      (Instr. 4)
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Explanation of Responses:




                                                                                  /s/ Bruno Guazzoni                      2/26/02
                                                                                  -----------------------------------------------
**Intentional misstatements or omissions of facts constitute                      Bruno Guazzoni                            Date
  Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.